Exhibit 2.01

UNCLASSIFIED - NON CLASSIFIÉ

Extractive Sector Transparency Measures Act - Annual Report
Reporting Entity Name	SSR Mining Inc.
Reporting Year	From	1/1/2025	To:	12/31/2025	Date submitted	5/28/2026
Reporting Entity ESTMA Identification Number	E378903		Original Submission Amended Report
Other Subsidiaries Included (optional field)

For Consolidated Reports - Subsidiary Reporting Entities Included in Report:	E882840 ALACER GOLD CORP.

Not Substituted

Attestation by Reporting Entity

In accordance with the requirements of the ESTMA, and in particular section 9 thereof, I attest I have reviewed the information contained in the ESTMA report for the entity(ies) listed above. Based on my knowledge, and having exercised reasonable diligence, the information in the ESTMA report is true, accurate and complete in all material respects for the purposes of the Act, for the reporting year listed above.

Full Name of Director or Officer of Reporting Entity	Michael Sparks				Date	5/22/2026
Position Title	Executive Vice-President, Chief Financial Officer

UNCLASSIFIED - NON CLASSIFIÉ

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	1/1/2025	To:	12/31/2025
Reporting Entity Name	SSR Mining Inc.				Currency of the Report	USD
Reporting Entity ESTMA Identification Number	E378903
Subsidiary Reporting Entities (if necessary)	E882840 ALACER GOLD CORP.

Payments by Payee
Country	Payee Name[1]	Departments, Agency, etc… within Payee that Received Payments[2]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid to Payee	Notes[34]
Argentina	Federal Government of Argentina	Customs Collection and Control Agency (ARCA)	28,670,000	-	-	-	-	-	-	28,670,000	Income Tax - $11,480,000 Export Duties (Taxes) - $16,860,000 Import Duties - $290,000 Other Taxes - $40,000
Argentina	Province of Jujuy	Provincial Directorate of Revenues Jujuy	40,000	10,510,000	430,000	-	-	-	-	10,980,000	Mining Royalties - $10,510,000 Regulatory Fees - $430,000 Other Taxes - $40,000
Argentina	Province of Jujuy	Provincial Directorate of Water Resources Revenue	110,000	-	-	-	-	-	-	110,000	Water Rights
Argentina	Autonomous City of Buenos Aires	Government Administration of Public Revenue (AGIP - CABA)	130,000	-	-	-	-	-	-	130,000	Vehicle Registration Fee
United States of America	Federal Government of USA	Internal Revenue Service	56,040,000	-	-	-	-	-	-	56,040,000	Income Tax
United States of America	State of Colorado	Department of Revenue	5,660,000	-	-	-	-	-	-	5,660,000	Income Tax + Severance Tax
United States of America	City of Victor		-	-	-	-	-	-	580,000	580,000	Water, Infrastructure Improvement, Waste, Business License
Turkey	Government of Turkey		250,000	3,840,000	550,000	-	-	-	-	4,640,000	Mining Royalties, Regulatory Fees
Turkey	Province of Erzincan		-	-	130,000	-	-	-	-	130,000	Regulatory Fees
Turkey	Province of Erzurum	Erzurum Regional Directorate of Forestry	-	-	4,290,000	-	-	-	-	4,290,000	Regulatory Fees
Turkey	Province of Artvin	Artvin Regional Directorate of Forestry	-	-	740,000	-	-	-	-	740,000	Regulatory Fees
Canada -Saskatchewan	Government of Canada	Canadian Revenue Agency	12,780,000	-	-	-	-	-	-	12,780,000	Corp Tax
Canada -Saskatchewan	Province of Saskatchewan	Northern Municipal Trust	110,000	-	-	-	-	-	-	110,000	Property Tax
Canada -Saskatchewan	Government of Saskatchewan	Ministry of the Economy	-	5,540,000	-	-	-	-	-	5,540,000	Royalty Payments
Canada -Saskatchewan	Province of Saskatchewan	Ministry of Environment	-	-	240,000	-	-	-	-	240,000	Surface Leases for Base Minerals (Provincial)

UNCLASSIFIED - NON CLASSIFIÉ

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	1/1/2025	To:	12/31/2025
Reporting Entity Name	SSR Mining Inc.				Currency of the Report	USD
Reporting Entity ESTMA Identification Number	E378903
Subsidiary Reporting Entities (if necessary)	E882840 ALACER GOLD CORP.

Payments by Payee
Country	Payee Name[1]	Departments, Agency, etc… within Payee that Received Payments[2]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid to Payee	Notes[34]
Canada -Saskatchewan	Government of Saskatchewan	Saskatchewan Workers Compensation Board	-	-	380,000	-	-	-	-	380,000	Annual Payment based on number of employees
Canada -Saskatchewan	Province of Saskatchewan	Saskatchewan Research Council	-	-	170,000	-	-	-	-	170,000	Water Testing - Assay testing / samples
United States of America	State of Nevada		9,820,000	23,120,000	350,000	-	-	-	-	33,290,000	University of Nevada - $23,120,000 Nevada Department of Taxation - $9,820,000 Other - $350,000
United States of America	Humboldt County	Humboldt County Treasurer	1,620,000	-		-	-	-	-	1,620,000	Property Tax

Euro - 1.4818
Additional Notes:

The "Basis of Report Preparation" section is an integral part of this Annual Report

As noted in the Basis of Report Preparation, payments denominated in currencies other than the U.S. dollar were translated using the exchange rate at the time the payment was made. The average exchange rates for 2025 are as follows:

Turkish lira 39.0090 per one U.S. dollar

Canadian dollar 1.4080 per one U.S. dollar

Argentine peso 1,273.2366 per one U.S. dollar

UNCLASSIFIED - NON CLASSIFIÉ

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	1/1/2025	To:	12/31/2025
Reporting Entity Name	SSR Mining Inc.				Currency of the Report	USD
Reporting Entity ESTMA Identification Number	E378903
Subsidiary Reporting Entities (if necessary)	E882840 ALACER GOLD CORP.

Payments by Project
Country	Project Name[1]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid by Project	Notes[23]
Argentina	Puna	28,950,000	10,510,000	430,000	-	-	-	-	39,890,000
Canada -Saskatchewan	Seabee	12,890,000	5,540,000	790,000	-	-	-	-	19,220,000
Turkey	Çöpler	-	3,810,000	4,900,000	-	-	-	-	8,710,000
Turkey	Hod Maden	250,000	30,000	810,000	-	-	-	-	1,090,000
United States of America	Marigold	37,040,000	23,120,000	350,000	-	-	-	-	60,510,000
United States of America	CC&V	34,120,000	-	-	-	-	-	580,000	34,700,000
United States of America	Corporate	1,980,000	-	-	-	-	-	-	1,980,000

Additional Notes[3]:

The "Basis of Report Preparation" section is an integral part of this Annual Report

As noted in the Basis of Report Preparation, payments denominated in currencies other than the U.S. dollar were translated using the exchange rate at the time the payment was made. The average exchange rates for 2025 are as follows:

Turkish lira 39.0090 per one U.S. dollar

Canadian dollar 1.4080 per one U.S. dollar

Argentine peso 1,273.2366 per one U.S. dollar

BASIS OF REPORT PREPARATION

This report was prepared in accordance with the Extractive Sector Transparency Measures Act (“ESTMA” or the “Act”) issued by the Government of Canada. The information in this report was prepared by SSR Mining Inc. (“SSR Mining”) for the sole purpose of complying with SSR Mining’s obligations under the Act. The information contained in this report is provided solely for the benefit of Natural Resources Canada (“NRCan”) and in connection with SSR Mining’s obligations under the Act. This report may not be used or relied upon by any other person or for any other purpose without SSR Mining’s express prior written consent.

The following is a summary of key judgments and policies for SSR Mining’s ESTMA report:

1. REPORTING CURRENCY

Reportable payments to governments have been disclosed in U.S. dollars, unless otherwise shown.

Payments denominated in currencies other than U.S. dollars were translated using the exchange rate at the time the payment was made. The weighted average exchange rates for 2025 are as follows:

Turkish lira 39.0090 per one U.S. dollar

Canadian dollar 1.4080 per one U.S. dollar

Argentine peso 1,273.2366 per one U.S. dollar

2. PAYEE

A Payee is defined as:

(a)	any government in Canada or in a foreign state
(b)	a body that is established by two or more governments
(c)	any trust, board, commission, corporation or body or authority that is established to exercise or perform, or that exercises or performs, a power, duty or function of government for a government referred to in paragraph (a) or a body referred to in paragraph (b).

Payees include governments at any level, including national, regional, state, provincial, local, or municipal levels. Payees may include non-governmental entities if the benefit bestowed would have otherwise been provided by the government. Payees also include any government-owned entities that exercise or perform a power, duty or function of government. This includes universities, school boards and certain not-for-profit organizations funded by a Payee when these exercise a power, duty or function of the government.

Aboriginal and indigenous groups and organizations may also be regarded as a government payee under the Act. Currently, the Company does not make payment to such groups.

Payments made to government entities through third-party ‘agents’ are included. The individual department, agency or other body of the payee that ultimately received the payment is disclosed, where practical, in the notes section of this Report.

3. PROJECTS

Payments are reported at the project level.  A “Project” means the operational activities that are governed by a single contract, license, lease, concession or similar legal agreement and form the basis for payment liabilities with a government.  However, if multiple such agreements are substantially interconnected, SSR Mining has aggregated such interconnected agreements into a single “Project” for reporting purposes, as permitted under the NRCan Technical Reporting Specifications.

4. PAYMENTS

Reportable payments made to governments are presented on a cash basis for the year ended December 31, 2025.

Any payment, whether made as a single payment or a series of payments, below the CAD$100,000 threshold as set out under the Act in a given category to a particular government was not reported. Reportable payments have been rounded to the nearest US$10,000 but rounding was not to be used for determining reportable payments.

The information is reported under the following payment categories:

A) Taxes

This category consists of taxes paid to governments based on income, profit or production in relation to the commercial development of minerals. The following are not included in total payments to governments:

●	Consumption tax, such as value-added tax, excise tax and custom tax
●	Personal income tax
●	Withholding tax
●	Taxes which were offset by credits
●	Other taxes that do not relate to the commercial development of minerals, such as payroll tax, stamp tax and personal asset tax

B) Royalties

This category consists of royalties paid to governments relating to the commercial development of minerals. Royalties paid in kind are also reported under this category. There were no royalties paid in-kind to payees for the year ended December 31, 2025.

C) Fees

This category consists of fees paid to governments relating to the commercial development of minerals, such as permit and license fees. This does not include amounts paid in the ordinary course of commercial transactions in exchange for services provided by governments, such as utilities paid at market rates.

Pursuant to a memorandum of understanding with the Bureau of Land Management (“BLM”), a third party contractor has been engaged to work directly with the BLM to provide technical guidance and direction in the preparation of an Environmental Impact Statement in respect of the Company’s Marigold mine in Nevada, U.S. Payment for such services is made directly to such third party contractor by a subsidiary of SSR Mining; however, such amounts have been included in the reported payments to the BLM.

D) Production entitlements

This category includes payments made to governments relating to a share of production under production sharing  agreements  or  similar  contractual  or  legislated  arrangements.  There  were  no  production entitlements payments made to governments for the year ended December 31, 2025.

E) Bonuses

This category includes signing, discovery, production and any other type of bonuses paid to governments. There were no bonus payments made to governments for the year ended December 31, 2025.

F) Dividends

This category consists of dividends paid to governments on shares given in lieu of a bonus, production entitlements, royalties or other fees. This does not include dividends paid to governments as an ordinary shareholder. There were no dividends paid to governments for the year ended December 31, 2025.

G) Infrastructure improvement payments

This category consists of payments made to governments for the construction of public infrastructure, such as roads, schools and hospitals that directly relate to the commercial development of minerals, including spend on community development initiatives in the local communities around the mine sites. This does not include infrastructure improvement payments that relate primarily to the operational purposes of SSR Mining. Payments are reported in the period in which the payment was made.

5. PAYMENTS MADE IN SITUATIONS OF JOINT OPERATIONS / JOINT VENTURES

Where SSR Mining has itself made a reportable payment to a payee, regardless of whether SSR Mining is the operator, the full amount paid has been disclosed. This is the case where SSR Mining as the operator has been proportionally reimbursed by its non-operating partners through a partner billing process.